Exhibit 99.1

News Release

Edgewise Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Recent
Business Highlights

– Completed enrollment of the GRAND CANYON global pivotal study of sevasemten in Becker muscular dystrophy (Becker) –

– Announced positive top-line results from Phase 2 CANYON trial of sevasemten in Becker –

– On track to report data from Phase 2 CIRRUS-HCM trial of EDG-7500 in Hypertrophic Cardiomyopathy
(HCM) in the first quarter of 2025 –

– On track to report data from the Phase 2 LYNX and FOX trials of sevasemten in Duchenne muscular dystrophy (Duchenne) in the first half of 2025 –

Boulder, Colo., (March 3, 2025) – Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the fourth quarter and full year of 2024 and recent business highlights.

“Closing out 2024 with positive Phase 2 CANYON results, completing enrollment in GRAND CANYON and advancing CIRRUS-HCM, we are well positioned in 2025 across our muscular dystrophy and cardiovascular portfolio,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise Therapeutics. “In the first half of this year, we look forward to announcing additional data from EDG-7500 in HCM as well as regulatory and clinical program updates on sevasemten in Becker and Duchenne.”

Recent Highlights

Muscular Dystrophy Program / Sevasemten

Sevasemten and Becker

Sevasemten is an orally administered first-in-class fast skeletal myosin inhibitor designed to protect muscle against contraction-induced muscle damage in muscular dystrophies including Becker and Duchenne.

Becker is a rare, genetic, life-shortening, debilitating and degenerative neuromuscular disorder. Genetic mutations in the dystrophin gene result in contraction-induced muscle damage, which is the primary driver of irreversible muscle loss and impaired motor function. The disease predominantly affects males with functional decline beginning at any age, and once that muscle loss occurs, the decline in function is irreversible and continues throughout the individual’s life. Currently, there are no approved therapies on the market to treat Becker.

CANYON Phase 2 placebo-controlled trial in adults with Becker: In December 2024, the Company announced positive topline results from CANYON, the largest interventional Becker trial that evaluated 40 adults and 29 adolescents with a sevasemten treatment period of 12 months. Data from CANYON will be presented at the 2025 MDA Clinical and Scientific Conference. The Company plans to engage the U.S. FDA in the first half of 2025 to discuss marketing authorization filing strategies for sevasemten in Becker.

GRAND CANYON, a global pivotal placebo-controlled cohort in Becker: In February 2025, the Company completed enrollment in GRAND CANYON, an expansion of the CANYON placebo-controlled trial. The 18-month GRAND CANYON study is active at 51 sites in 12 countries, including the United States, United Kingdom, Netherlands, Denmark, Belgium, France, Spain, Germany, Italy, Israel, New Zealand and Australia. GRAND CANYON enrolled 175 adults, reflective of the Becker community’s enthusiasm to work toward a therapeutic option. Data from the study are expected in Q4 2026. To learn more, go to clinicaltrials.gov (NCT05291091).

MESA Phase 2 open label extension trial in adults with Becker: The Company is advancing MESA, an open-label extension trial to assess the long-term effect of sevasemten in individuals with Becker. MESA provides continued access to sevasemten to participants who were previously enrolled in ARCH, or completed CANYON, GRAND CANYON, or DUNE. To date, MESA has enrolled 99% of eligible participants completing these prior trials.

Duchenne

Duchenne, a severe degenerative muscle disorder, is the most common type of muscular dystrophy with a median life expectancy of around 30 years. Genetic mutations in the dystrophin gene result in contraction-induced muscle damage, which is the primary driver of irreversible muscle loss and impaired motor function. While there are approved therapies on the market aimed to treat the disease, there remains a high unmet need for additional therapies.

LYNX and FOX Phase 2 trials in boys with Duchenne: LYNX is an ongoing multi-center, dose-finding Phase 2 trial to evaluate the effect of sevasemten on safety, biomarkers of muscle damage and function in children with Duchenne treated with oral, once-daily sevasemten.

FOX is a Phase 2 ongoing placebo-controlled trial to assess the effect of sevasemten on safety, biomarkers of muscle damage and function in children and adolescents with Duchenne who have been previously treated with gene therapy.

Based on collective dose finding observations from both LYNX and FOX, the Company will form its Phase 3 strategy for sevasemten in Duchenne including patient and dose selection. The Company expects to report data from LYNX and FOX as well as its future clinical trial plans in the first half of 2025.

For more information, go to clinicaltrials.gov to learn more about LYNX (NCT05540860) and FOX (NCT06100887).

Cardiovascular and Cardiometabolic Programs

EDG-7500 and HCM

EDG-7500 is a novel oral, selective, cardiac sarcomere modulator, specifically designed to slow early contraction velocity and address impaired cardiac relaxation associated with HCM and other diseases of diastolic dysfunction. HCM is the most common form of genetic heart disease, affecting approximately one in 500 people, and is associated with reduced quality of life and an elevated risk of heart failure, abnormal heart rhythms, and sudden cardiac death. There are two major forms of HCM: obstructive and non-obstructive. Despite advancements in treatment options for some HCM patients, there remains a significant unmet need for additional therapeutic approaches for patients.

CIRRUS-HCM Phase 2 trial in adults with HCM: The Company is advancing CIRRUS-HCM, a multi-part, open-label trial, in individuals with HCM at up to 20 clinical sites in the U.S. Part A of the trial was designed to evaluate the safety and tolerability of a single oral dose of EDG-7500 in obstructive HCM. In September 2024, the Company announced positive topline data from Part A showing that treatment with EDG-7500 led to robust left ventricular outflow tract gradient reductions without meaningful changes in left ventricle ejection fraction. Parts B and C of CIRRUS-HCM are evaluating safety and efficacy of multiple doses of EDG-7500 over 28 days in individuals with either obstructive or non-obstructive HCM. The Company expects to report topline CIRRUS-HCM 28-day data in the first quarter of 2025. Further, the Company expects to report data from the 12-week CIRRUS-HCM trial in individuals with obstructive HCM and non-obstructive HCM in the second half of 2025. To learn more about CIRRUS-HCM, visit clinicaltrials.gov, NCT06347159 (Phase 2).

Preclinical programs: During 2025, the Company expects to file an investigational new drug application for a novel candidate for the treatment of heart failure, and select a proprietary cardiometabolic drug candidate based on preclinical proof-of-concept data.

Strengthened Engagement with the Scientific and Patient Communities

The Company continued its education and outreach with the muscular dystrophy and HCM medical and patient communities. Presentations were made at the International HCM Summit 8, American Heart Association Scientific Sessions, Global CVCT/Cardiovascular Clinical Trialists Forum, and the 29th International Annual Congress of the World Muscle Society. The team also connected with the community at the HCMA annual patient meeting and held a Becker community webinar hosted by Parent Project Muscular Dystrophy. The Company continues to sponsor and participate in numerous other clinician and patient-focused events.

Fourth Quarter Financial Results

Cash, cash equivalents and marketable securities were approximately $470.2 million as of December 31, 2024.

Research and development (R&D) expenses were $36.4 million for the fourth quarter of 2024, compared to $32.2 million for the immediately preceding quarter. The increase of $4.2 million was primarily driven by an additional $2.5 million higher personnel related costs, $2.0 million increase in clinical development activities related to the CIRRUS-HCM trial and continued enrollment in the GRAND CANYON and MESA trials, and a $0.3 million increase in professional fees and other research costs, offset by a $0.6 million decrease in manufacturing expenses.

General and Administrative (G&A) expenses were $9.2 million for the fourth quarter of 2024, compared to $8.2 million for the immediately preceding quarter. The increase of $1.0 million was primarily driven by increased personnel-related costs.

Net loss and net loss per share for the fourth quarter of 2024 was $39.7 million or $0.42 per share, compared to $34.1 million or $0.36 per share for the immediately preceding quarter.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered first-in-class fast skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of hypertrophic cardiomyopathy and other diseases of diastolic dysfunction, currently in Phase 2 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X , Facebook and Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including sevasemten and EDG-7500; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including the presentation of data from the CANYON Phase 2 trial, the GRAND CANYON trial, the LYNX trial, the FOX trial, and the CIRRUS-HCM trial); timing of reporting Edgewise’s future clinical trial plans; statements regarding the advancement of Edgewise’s research and development programs;; Edgewise’s plans and timing for engaging the U.S. FDA to discuss marketing authorization filing strategies for sevasemten in Becker; the possibility of data from GRAND CANYON to support a marketing application; the timing of filing an investigational new drug application for a novel candidate and selecting a proprietary cardiometabolic drug candidate; statements regarding Edgewise’s pipeline of product candidates and programs; statements regarding Edgewise’s anticipated milestones; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with Edgewise’s limited operating history, its products being early in development and not having products approved for commercial sale; risks associated with Edgewise not having generated any revenue to date; Edgewise’s ability to achieve objectives relating to the discovery, development and commercialization of its product candidates, if approved; Edgewise’s need for substantial additional capital to finance its operations; Edgewise’s substantial dependence on the success of sevasemten and EDG-7500; Edgewise’s ability to develop and commercialize sevasemten and EDG-7500 and discover, develop and commercialize product candidates in future programs; risks related to Edgewise’s clinical trials of its product candidates not demonstrating safety and efficacy; risks related to Edgewise’s product candidates causing serious adverse events, toxicities or other undesirable side effects; the outcome of preclinical testing and early clinical trials not being predictive of the success of later clinical trials and the risks related to the results of Edgewise’s clinical trials not satisfying the requirements of regulatory authorities; delays or difficulties in the enrollment and/or maintenance of patients in clinical trials; risks related to failure to capitalize on other indications or product candidates; risks related to competition; risks relating to interim, topline and preliminary data from Edgewise’s clinical trials changing as more patient data becomes available; risks related to the regulatory approval processes of domestic and foreign authorities being lengthy, time consuming and inherently unpredictable; risks related to production of drugs by Edgewise’s third-party manufacturers; risks related to changes in methods of product candidate manufacturing or formulation; risks related to not achieving adequate market acceptance; risks related to the patient population for our product candidates having a small patient population; risks related to regulatory authorities not accepting data from trials conducted in locations outside of their jurisdiction; risks relating to Edgewise’s ability to attract and retain highly skilled executive officers and employees; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; Edgewise’s reliance on third parties; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.

Condensed Statement of Operations

(in thousands except share and per share amounts, unaudited)

	Three months ended
	December 31, 2024	September 30, 2024
Operating expenses:
Research and development	$36,370	$32,222
General and administrative	9,170	8,210
Total operating expenses	45,540	40,432
Loss from operations	(45,540)	(40,432)
Interest income	5,878	6,303
Net loss	$(39,662)	$(34,129)
Net loss per share - basic and diluted	$(0.42)	$(0.36)
Weighted-average shares outstanding, basic and diluted	94,721,769	93,813,346

Edgewise Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands, unaudited)

	December 31,	December 31,
	2024	2023
Assets
Cash, cash equivalents and marketable securities	$470,170	$318,393
Other assets	16,647	21,642
Total assets	$486,817	$340,035
Liabilities and stockholders' equity
Liabilities	27,601	21,205
Stockholders' equity	459,216	318,830
Total liabilities and stockholders' equity	$486,817	$340,035

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Edgewise Contacts
Investors:
Michael Carruthers, Chief Financial Officer
ir@edgewisetx.com

Media:
Maureen Franco, VP Corporate Communications
media@edgewisetx.com